Sovereign Increases Cash Dividend by 33%

PHILADELPHIA, March 17 /PRNewswire-FirstCall/ Sovereign Bancorp, Inc. (“Sovereign”) (NYSE: SOV), parent company of Sovereign Bank, announced today that its Board of Directors has declared a cash dividend increase of 33% on its common stock. The increase will result in a quarterly cash dividend of $0.04 per share and an annual cash dividend of $.16 per share. The regular quarterly cash dividend is payable on May 16, 2005 to common stock shareholders of record on May 2, 2005.

“This dividend increase is an affirmation of the Board’s confidence in Sovereign’s ability to generate a significant amount of excess capital in the near-term. Sovereign remains committed to previously stated capital goals. The Board will also consider additional increases to our dividend in future quarters,” stated Jay S. Sidhu, Sovereign’s Chairman and Chief Executive Officer.

In addition to the common stock cash dividend, a dividend payment of $0.546875 per share is payable on March 31, 2005 on Sovereign’s Preferred Securities issued by Sovereign Capital Trust III (NYSE: SOVPRA) to holders of record on March 30, 2005.

Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a $59 billion financial institution with more than 650 community banking offices, over 1,000 ATMs and approximately 9,500 team members in the Northeast United States. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, trust and wealth management and insurance. Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit http://www.sovereignbank.com or call 1-877-SOV-BANK.

Note: “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release regarding Sovereign Bancorp’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual future events to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.

SOURCE Sovereign Bancorp, Inc.

Web site: http://www.sovereignbank.com